Exhibit 5.1

[VENABLE LLP LETTERHEAD]

June 21, 2021

Wayside Technology Group, Inc.

4 Industrial Way West

Suite 300

Eatontown, New Jersey 07724

Re:       Wayside Technology Group, Inc. - Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as counsel to Wayside Technology Group, Inc., a Delaware corporation (the “Company”), in connection with certain matters of Delaware law relating to the issuances of up to 500,000 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company, pursuant to the Wayside Technology Group, Inc. 2021 Omnibus Incentive Plan (the “Plan”), covered by the Registration Statement on Form S-8, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on or about the date hereof under the Securities Act of 1933, as amended (the “1933 Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.The Registration Statement in the form in which it was transmitted to the Commission under the 1933 Act;

2.The Certificate of Incorporation of the Company, as amended and restated, certified by the Secretary of State of the State of Delaware (the “Secretary of State”);

3.The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4.Resolutions (the “Resolutions”) adopted by the Board of Directors of the Company (the “Board”) relating to the approval of the Plan and the issuance of the Shares, certified as of the date hereof by an officer of the Company;

5.The report of the Inspector of Election certifying as to the quorum and approval of the Plan at the 2021 Annual Meeting of Stockholders of the Company held on June 8, 2021, certified as of the date hereof by an officer of the Company;

6.The Plan, certified as of the date hereof by an officer of the Company;

Wayside Technology Group, Inc.

June 21, 2021

7.A certificate of the Secretary of State as to the good standing of the Company, dated as of a recent date;

8.A certificate executed by an officer of the Company, dated as of the date hereof; and

9.Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.Upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue.

6.Each option, deferred stock award, restricted stock award, stock bonus award, stock appreciation right, stock unit award or other security exercisable or exchangeable for a Share pursuant to the Plan (each, an “Award”) will have been duly authorized, validly granted and duly exercised or exchanged in accordance with the terms of the Plan, including any stock option, deferred stock award, restricted stock award, stock bonus award, stock appreciation right, stock unit or similar award agreement entered into in connection therewith.

Wayside Technology Group, Inc.

June 21, 2021

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.The Company is a corporation duly incorporated and is validly existing under the laws of the State of Delaware and is in good standing with the Secretary of State.

2.The issuance of the Shares pursuant to the Plan has been duly authorized and, when and to the extent issued and delivered by the Company in accordance with the Registration Statement, the Plan, the Resolutions, any applicable Award and any other resolutions adopted by the Board or a duly authorized committee thereof relating thereto, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Delaware General Corporation Law, and we do not express any opinion herein concerning United States federal law or the laws of any other state. We express no opinion as to the compliance with any federal or state securities laws, including the securities laws of the State of Delaware, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any law other than the Delaware General Corporation Law, we do not express any opinion on such matter.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP